EX-99.e.1.iv
Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

November 26, 2010

Delaware Group Income Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

    By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Income Funds set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period November 26, 2010 through November 28, 2011.

Fund	Class	12b-1 Cap
Delaware Corporate Bond Fund	Class A	0.25%
	Class R	0.50%
Delaware Extended Duration Fund	Class A	0.25%
	Class R	0.50%
Delaware High Yield Opportunities Fund	Class R	0.50%
Delaware Core Bond Fund	Class A	0.25%
	Class R	0.50%
Delaware Diversified Floating Rate Fund	Class A	0.25%
	Class R	0.50%

    The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman

	Name:	J. Scott Coleman
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Income Funds

By:	/s/Patrick P. Coyne

	Name:	Patrick P. Coyne
	Title:	President
	Date:	November 26, 2010